WOUND MANAGEMENT TECHNOLOGIES, INC.

CONVERTIBLE SECURED PROMISSORY NOTE

$500,000 November 23, 2011

FOR VALUE RECEIVED, the undersigned, Wound Management Technologies, Inc., a Texas corporation ("**WMTI**") and Wound Care Innovations, LLC, a Nevada limited liability company ("**WCI**"), BioPharma Management Technologies, Inc, a Texas corporation ("**BioPharma**"), and Resorbable Orthopedic Products, LLC, a Texas limited liability company ("**Resorbable,**"), together with WMTI, WCI, and BioPharma, each a "**Maker,**" and collectively, the "**Makers**"), jointly and severally, hereby promise to pay to the order of Juventas, LLC, a Texas limited liability company ("**Payee**"), Five Hundred Thousand and No/100 Dollars ($500,000), together with interest thereon which shall accrue at a rate equal to four percent (4%) per annum pursuant to the terms of this convertible promissory note (this "**Note**"). All payments on this Note shall be due and payable in lawful money of the United States of America. Interest shall compound annually and accrue and be calculated on the basis of a 365-day year for the actual number of days elapsed.

THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A SECURITY AGREEMENT (THE "**SECURITY AGREEMENT**") DATED AS OF THE DATE HEREOF AND EXECUTED BY MAKERS FOR THE BENEFIT OF THE PAYEE. ADDITIONAL RIGHTS OF PAYEE ARE SET FORTH IN THE SECURITY AGREEMENT.

1. Principal and Interest Payments. The principal of this Note, together with all accrued but unpaid interest hereon, shall be due and payable on March 9, 2012 (the "**Maturity Date**").

2. Prepayments. Makers may at their respective sole option prepay all or any part of the principal of this Note, or interest thereon, before maturity without penalty or premium. All such prepayments shall first be applied to accrued interest under this Note, and the remaining balance of any such prepayments, if any, shall be applied to principal of this Note.

3. Method of Payment. All payments made under this Note, whether of principal or interest, shall be made by any Maker to Payee on the date specified or provided herein and shall be delivered by means of certified or cashiers' check or wire transfer of immediately available funds to an account specified by the holder hereof. Whenever payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. "**Business Day**" means every day which is not a Saturday, Sunday or legal holiday in Dallas, Texas.

4. Conversion. If the closing of the transactions (the "**Closing**") contemplated by that certain Letter of Intent, of even date herewith, by and among Makers, Payee, BGM, Inc., LB Technologies, Inc., and GO Investments (the "**Letter of Intent**"), occurs prior to the Maturity Date, then effective as of the date of such Closing (the "**Automatic Conversion Date**"), the principal of, and accrued but unpaid interest on, this Note shall be deemed to have been automatically converted into five million shares of the common stock, par value $0.001 per share, of WMTI (the "**Conversion**

Shares"), and immediately thereafter, WMTI will issue Payee a stock certificate representing the Conversion Shares. The above number of Conversion Shares shall be appropriately adjusted for any stock dividends, stock dividends, recapitalizations or the like.

5. Events of Default. The entire unpaid principal and accrued interest and all other amounts owing under this Note shall be immediately due and payable following an acceleration of the amounts owing under this Note upon the occurrence of an Event of Default (as defined in the Note Purchase Agreement by and among the Makers and the Payee, dated of the date hereof (the ("**Note Purchase Agreement**")), and Payee may exercise of any right or remedy under the Note Purchase Agreement.

6. Representations and Warranties. Each Maker represents and warrants that the following are true and correct on the date hereof and will be true and correct at all times until such Maker's obligations under this Note have been paid in full:

(a) (i) WMTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, (ii) WCI is a limited liability company organized, validly existing and in good standing under the laws of the State of Nevada, (iii) BioPharma is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, (iv) Resorbable is a limited liability company organized, validly existing and in good standing under the laws of the State of Texas, and (v) SeHealth is a limited liability company organized, validly existing and in good standing under the laws of the State of Nevada, in each case, with all requisite corporate or limited liability company power to execute and deliver this Note and to consummate the transactions contemplated hereby.

(b) The execution, delivery and performance by any Maker of this Note have been duly authorized by the Maker's Board of Directors or Managers, as applicable. This Note has been duly executed and delivered by each Maker and constitutes legal, valid and binding obligations of each Maker, enforceable against each Maker in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

(c) The execution, delivery or performance of this Note does not (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the organizational documents of any Maker or any agreement, indenture or other instrument under which any Maker is bound, or (ii) violate or conflict with any judgment, decree, order of any court or any public, governmental or regulatory agency or body having jurisdiction over any Maker or the assets of any Maker.

(d) No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Note on the part of any Maker.

(e) Schedule A of the Letter of Intent set forth all indebtedness of the Makers as of the date of this Note.

NV

7. Delay or Omission Not Waiver. No delay or omission on the part of the holder of this Note in the exercise of any power, remedy or right under this Note, or under any other instrument executed pursuant hereto, shall operate as a waiver thereof, nor shall a single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other right or power hereunder.

8. Waiver. Any term, covenant, agreement or condition of this Note may, with the written consent of Makers and Payee, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), altered, modified or amended.

9. Attorneys' Fees and Costs. In the event an Event of Default shall occur, and in the event that thereafter this Note is placed in the hands of an attorney for collection, or in the event this Note is collected in whole or in part through legal proceedings of any nature, then and in any such case Makers promise to pay all costs of collection, including, but not limited to, reasonable attorneys' fees and court costs incurred by the holder hereof on account of such collection, whether or not suit is filed.

10. Successors and Assigns. All of the covenants, stipulations, promises and agreements in this Note made by Makers and Payee shall bind its successors and assigns, whether so expressed or not.

11. Maximum Lawful Rate. It is the intent of the Makers and holder of this Note to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Note exceed the highest lawful interest rate permitted under applicable law. If the holder of this Note shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on this Note in the inverse order of its maturity and not to the payment of interest, or refunded to Makers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of this Note so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law. As used in this Section, the term "**applicable law**" shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

12. Governing Law; Venue. This Note shall be governed by and construed in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Texas. Any and all disputes arising or relating to this Note shall be adjudicated exclusively in Dallas, Texas.

13. Notice. All notices and other communications under this Note shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the

following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Makers, to:

c/o Would Management Technologies, Inc.
777 Main Street, Suite 3100
Fort Worth, Texas 76102
Attn: Scott A. Haire

With a copy to:

Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Attn: Rick Dahlson

If to Juventas, to:

5501 Thelin Street, Suite 123
Fort Worth, Texas 76115
Attn: Bryant Gaines

With a copy to:

Wick Phillips Gould & Martin, LLP
2100 Ross Ave., Suite 950
Dallas, Texas 75201
Attn: David J. Drez

14. Severability. In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

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EXECUTED as of the date set forth above.

WOUND MANAGEMENT TECHNOLOGIES, INC.

By: ______________________________
Scott Haire
Chief Executive Officer

WOUND CARE INNOVATIONS, INC.

By: ______________________________
Scott Haire
Chief Executive Officer

BIOPHARMA MANAGEMENT TECHNOLOGIES, INC.

By: ______________________________
Scott Haire
Chief Executive Officer

RESORBABLE ORTHOPEDIC PRODUCTS, LLC.

By: ______________________________
Scott Haire
Chief Executive Officer